Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7000

SUNLINK HEALTH SYSTEMS ELECTS CHRISTOPHER H. B. MILLS

TO ITS BOARD OF DIRECTORS

ATLANTA, Georgia (July 11, 2007) – SunLink Health Systems, Inc. (AMEX: SSY) announced today that its Board of Directors has established an eighth Board seat and elected Christopher H. B. Mills to its Board of Directors for a term expiring at its 2008 annual meeting. Mr. Mills serves as a partner of North Atlantic Value, LLP, SunLink’s largest shareholder with approximately 17% of its outstanding common shares, and is a Director and the Chief Investment Officer of J. O. Hambro Capital Management in London. Mr. Mills, 54, received an Honors Degree in Business Studies from Guildhall University and his undergraduate degree from Eton College.

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.